1. Name and Address of Reporting Person
   BROADBENT, JR., JOHN H.
   2400 Bernville Road
   P.O. Box 12888
   Reading, PA 19612
   USA
2. Issuer Name and Ticker or Trading Symbol
   Arrow International, Inc.
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   01/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    12/31/2002            G     V   -85000      D   $0.0000    659590 (1)<F1>    D
Common Stock		          1/09/2003	         G     V   -2800       D   $0.0000    656790 (1)<F1>    D
												  20000 (2)<F2>    I        By self as
                                                                                                                      Trustee
Common Stock                                                                                12300 (3)<F3>    I        By self as
                                                                                                                      Trustee
Common Stock                                                                                10000 (3)<F3>    I        By self as
                                                                                                                      Trustee
Common Stock                                                                                12000 (3)<F3>    I        By spouse


TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Director
Stock                1/15/03          A       1,500        1/15/04     1/15/14                      $41.05   1,500    D
Options
(right to
buy)

Explanation of Responses:

<F1>(1)Excludes (i)12,300 shares of Common Stock held by a charitable foundation of which the reporting person is one of three trustees who have shared power to vote and dispose of such shares held by such foundation but with respect to which the reporting person has no direct or indirect pecuniary interest within the meaning of Rule 16a-1(a)(2) under the
Securities Exchange Act of 1934 and (ii)10,000 shares of Common Stock held by an educational trust of which the reporting person is the sole trustee with power to vote and dispose of such shares held by such trust but with respect to which the reporting person has no direct or indirect pecuniary interest within the meaning of Rule 16a-1(a)(2) under the Securities
Exchange Act of 1934.
<F2>(2)Held by the John H. Broadbent, Jr. Charitable Remainder Unitrust of which John
H. Broadbent, Jr. is one of three trustees with shared power to vote and dispose of such
Shares and in which John H. Broadbent, Jr. has a pecuniary interest within the meaning of Section 16(a)-3(a) under the Securities Exchange Act of 1934.
<F3>(3)The reporting person disclaims beneficial ownership of these securities.


SIGNATURE OF REPORTING PERSON
/s/ JOHN H. BROADBENT, JR.

DATE
01/17/2003